Exhibit (j)(l)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of Post-Effective Amendment No.51 to the Registration Statement of the Cavanal Hill Funds on Form N-1A under the Securities Act of 1933, as amended.

Tulsa, Oklahoma

August 26, 2011

/s/ Frederic Dorwart, Lawyers
Frederic Dorwart, Lawyers